Exhibit 10.2

RETIREMENT AND CONSULTING AGREEMENT, RELEASE AND WAIVER OF ALL CLAIMS

WHEREAS, this Retirement and Consulting Agreement, Release and Waiver of All Claims (“Agreement”) is made and entered into this   28th day of May, 2013 (“Effective Date”)  by and between Ultralife Corporation (“Ultralife”) and Peter F. Comerford (“Employee”).

Ultralife agrees to honor Employee’s request to retire from Ultralife on May 28, 2013.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter set forth, the parties agree as follows:

1.             (a)           Ultralife agrees to continue to pay the Employee’s salary for sixty (60) calendar days following the effective and enforceable date of this Agreement at his present salary rate minus all required withholding for any federal, state and local income taxes, social security, unemployment and other normal payroll deductions, as set forth in Paragraph 6 of this Agreement.

(b)           Ultralife agrees to continue and to pay for Employee’s medical and dental coverage through December 31, 2013.  Effective January 1, 2014, the Employee is eligible for COBRA coverage which the Employee will be responsible for paying for up to a period of eighteen (18) months.

(c)           Ultralife agrees to process the termination, conversion and/or continuation of all other applicable benefits as defined by Ultralife policy, insurance carrier plan descriptions and/or the Corporate Officer executive’s benefits and as outlined in the ‘Benefits Termination Letter’ attached to this agreement.

(d)           Ultralife agrees to provide the Employee, per Ultralife’s Retirement Policy, the right to have the stock options granted during his tenure continue to vest in accordance with the schedule set forth in the applicable Notice of Grant of Stock Options and Option Agreement and the corresponding Incentive Stock Option Agreement, and Employee shall retain any and all vested, unexpired stock options until the relevant option term has expired. All other terms and conditions shall be governed by the applicable Notice of Grant of Stock Options and Option Agreement and the corresponding Incentive Stock Option Agreement.

(e)           Ultralife, either directly or through its insurance carriers, will continue to provide defense of claims filed against Employee if such claims have been or are made as a result of actions which occurred when Employee was an Officer or employee of Ultralife or one of its subsidiaries and such actions were in compliance with Ultralife’s Code of Ethics.

(f)           Ultralife agrees to pay a maximum contribution of $3,500.00 toward legal costs incurred solely by Employee in respect of obtaining advice in connection with the terms and effects of this Agreement, following receipt by Ultralife of an appropriate invoice from Employee’s legal adviser.

2.             (a)           In exchange for and in consideration of this Agreement, Employee irrevocably and unconditionally releases and discharges Ultralife, its past and present officers, directors, agents, representatives, employees, subsidiaries, affiliates, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which against the Releasees, Employee, his heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever related to Employee’s employment with Ultralife and/or his termination from said employment, from the start of said employment to the date this Agreement is executed.

(b)           Said release covers, without limitation, any claims of discrimination on the basis of sex, sexual harassment, disability, handicap, race, color, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination in Employment Act of 1967, as amended), citizenship, ethnic characteristics, veteran status, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination and retaliation under any federal, state or local law, rule, regulation or executive order, and any claims of wrongful discharge or termination, unjust dismissal, constructive discharge, breach of contract, written or oral, express or implied, breach of promise, public policy, negligence, retaliation, lack of sufficient notice of termination or layoff, defamation, libel, slander, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, whistleblower activities, perceived disability, history of disability, occupational disease or injury, workers’ compensation benefits, attorneys’ fees, and payment of wages or fringe benefits, from the start of Employee’s employment to the date this Agreement is executed.

(c)           Nothing in this Paragraph 2 is intended to or constitutes a waiver of any rights either party may have under this Agreement.

(d)           All terms of your “Employee Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement” dated July 13, 2010 will survive without exception.

(e)           Employee understands and agrees that he would not receive the benefits specified in Paragraph 1 above, except for his execution of this Agreement and the fulfillment of the promises contained herein.

3.             Employee acknowledges and agrees that, by signing this Agreement, he is surrendering and giving up any right he has or may have, without limiting the generality of any other provision herein:  to assert any claim against or arising from or in any way relating to his employment with Ultralife and/or his voluntary  retirement from said employment.  Employee further agrees that he will not counsel, voluntarily appear as a witness, voluntarily provide documents or information, or otherwise assist in the prosecution of any claims, class action or otherwise against the Releasees.  Provided, however, that nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency.  Notwithstanding the foregoing,  Employee agrees to waive his right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or by anyone else on your behalf.

4.             By signing this Agreement, Employee acknowledges and agrees that:

(a)           he has been afforded a reasonable and sufficient period of time to review, for deliberation thereon and for negotiation of the terms thereof, and he has been specifically advised by Ultralife to consult with an attorney of his choice before signing it.

(b)           he has carefully read and fully understands the terms of this Agreement;

(c)           he has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(d)           he will make himself available to act in a consulting capacity for up to one year from the date of this Agreement as requested and approved by Ultralife.  Ultralife will compensate Mr. Comerford for said consulting at an hourly rate of $115.50.  Ultralife will reimburse Mr. Comerford for all reasonable expenses he incurs as a result of his consultation.  During this time, Mr. Comerford will be free to engage in other employment or activity so long as it does not violate Ultralife’s ‘Employee Confidentiality, Non-Disclosure, Non-Compete, Non-Disparagement and Assignment Agreement’.

(e)           he has returned all company property to Human Resources.

(f)           the only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Agreement;

(g)           he was advised that in order to receive the consideration set forth in Paragraph 1 of this Agreement, he must execute such Agreement and return it to Ultralife’s President & CEO within no more than twenty-one (21) days after receiving it, that material changes to the agreement after it has been provided to Employee does not restart the 21 day period and that he has seven (7) days to revoke such Agreement in writing

(h)           he was offered a period of at least but not more than twenty-one (21) days after his receipt of this Agreement to consider it

5.             This Agreement may be revoked by the Employee at any time during the period of seven (7) days following the date of his execution of the Agreement by delivering such revocation in writing to Ultralife’s President & CEO at his office at Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513 and that this Agreement shall not become effective or enforceable until this seven-day period has expired.  Employee further agrees that if he exercises his right to revoke the Agreement within seven days, his termination of employment will nevertheless occur, he may not be entitled to the payment referenced in Paragraph 1 above, and he will return any consideration received pursuant hereto to Ultralife.  If such seven-day revocation period expires without Employee exercising his revocation right, the obligations of this Agreement will then become fully effective as more fully set forth herein. The eighth day after Employee signs this agreement is the Effective Date of this agreement provided the revocation period has expired and Employee has not revoked the Agreement.

6.             The payments referenced in Paragraph 1 above shall be made by mailing or directly depositing a check in the above-referenced amount made payable to Employee on the Friday of the applicable bi-weekly pay periods after the occurrence of all of the following events:  (1) the complete execution of this Agreement, (2) the receipt of the original of same by Ultralife’s President and CEO and (3) the completion of the 7-day revocation period upon which the Agreement then becomes fully effective.

7.             Employee agrees to keep confidential the terms of this Agreement and not to disclose any information regarding its existence or substance, except to an attorney with whom Employee chooses to consult regarding his consideration of this Agreement.  Notwithstanding the foregoing, Employee may inform his immediate family and his legal and tax advisors of the amount and nature of this Agreement and that he voluntarily chose to enter into it.  However, before disclosing any such information to any such person, Employee shall advise such person that the terms of the Agreement are confidential and that disclosure of the terms of the Agreement could subject such person to suit by Ultralife and to Employee’s forfeiture of the amounts and benefits set forth in Paragraph 1 above.  Any inquiries regarding Employee shall be responded to consistent with Ultralife’s regular policy of providing only the dates of his employment and the position(s) he held.

8.             Nothing contained in this Agreement, nor the fact that any party has signed it, shall be considered or deemed to be an admission of any wrongdoing on any of their parts and/or on the part of any Releasee, or any violation or breach of any federal, state or municipal law, statute, ordinance or executive order by any of them and/or by any of the Releasees.

9.             Employee’s last day of active employment with Ultralife is May 28, 2013.  This Agreement reflects the agreement reached among the parties.  There is no other agreement except as stated herein.  This Agreement shall at all times be construed and governed by the laws of the State of New York.  It may not be changed unless the change is in writing and signed by all parties.  Employee acknowledges that he would not receive the benefits specified in Paragraph 1 of this Agreement, except for the execution of this Agreement and the fulfillment of the promises contained herein.

10.           Employee acknowledges that the terms of this Agreement are accepted by him as full and complete resolution, accord and satisfaction of any and all claims or demands arising out of or relating to his employment with Ultralife and/or his voluntary retirement from said employment.

11.           The invalidity of any provision of this Agreement shall not affect the validity of any other provision thereof.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below.

EMPLOYEE		ULTRALIFE CORPORATION

By:	/s/ Peter F. Comerford	By:	/s/ Michael D. Popielec
Print Name: Peter F. Comerford		Print Name: Michael D. Popielec

Subscribed and sworn to before		Subscribed and sworn to before
me this __4th _ day of __June____, 2013		me this ___28th __ day of _May__, 2013

Joseph Vetrano		Donna Laurenza
Notary Public		Notary Public